Exhibit 99.1

CUBIST TO HOST WEBCAST OF JUNE 11 INVESTOR DAY

Lexington, Mass., June 5, 2012 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) will host a live webcast in conjunction with its Investor Day on Monday, June 11, 2012 at 8:30 a.m. EDT at NASDAQ. In this Investor Day, members of Cubist management and several of the company’s senior scientists will provide an overview of the company’s business strategy along with updates on the company’s advancing clinical pipeline.

Due to space limitations, on-site attendance is limited to invited guests, but anyone interested is welcome to join the meeting via webcast. To view and listen to the webcast, please visit our website at www.cubist.com and click on the “Cubist Investor Day at NASDAQ” link in the Investor Relations section.

Visitors will also be able to view and listen to an archive copy of the webcast found in the Investor Relations calendar section of www.cubist.com. The archive will be available for 30 days following the event.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Contacts:
INVESTORS:	MEDIA:
Cubist Pharmaceuticals, Inc.	Cubist Pharmaceuticals, Inc.
Eileen C. McIntyre	Julie DiCarlo
Senior Director, Investor Relations	Senior Director, Corporate Communications
(781) 860-8533	(781) 860-8063
eileen.mcintyre@cubist.com	julie.dicarlo@cubist.com

65 Hayden Avenue, Lexington, MA 02421 P 781.860.8660 www.cubist.com